Exhibit 10.21

EXECUTIVE SEVERANCE AGREEMENT

                                 , 2001

[Named Executive Officer]
c/o FEI Company
7451 NW Evergreen Parkway
Hillsboro, Oregon 97124-5830	Executive

FEI Company
an Oregon corporation
7451 NW Evergreen Parkway
Hillsboro, Oregon 97124-5830	FEI

FEI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of FEI and its shareholders.  In this connection, FEI recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of FEI and its shareholders.  In order to induce Executive to remain employed by FEI in the face of uncertainties about the long-term strategies of FEI and possible change of control of FEI and their potential impact on Executive’s position with FEI, this Executive Severance Agreement (“Agreement”), which has been approved by the Board of Directors of FEI, sets forth the severance benefits that FEI will provide to Executive in the event Executive’s employment by FEI is terminated under the circumstances described in this Agreement.

1.             Employment Relationship.  Executive is currently employed by FEI as Vice President and General Manager – Asia Sales and Service Division.  Executive and FEI acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of FEI to provide the severance benefits specified in this Agreement in accordance with the terms hereof.

2.             Release of Claims.  In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the appropriate form attached as Exhibit A (“Release of Claims”).  Executive promises to execute and deliver the Release of Claims to FEI within the later of (a) 45 days from the date Executive receives the Release of Claims or (b) the last day of Executive’s active employment.

3.             Compensation Upon Termination Following A Change of Control.  In the event of a Termination of Executive’s Employment (as defined in Section 6.1 of this Agreement) other than for Cause (as defined in Section 6.2 of this Agreement), death or Disability (as defined in Section 6.3 of this Agreement) within 18 months following a Change of Control (as defined in

Section 6.4 of this Agreement), or prior to a Change of Control at the direction of a person who has entered into an agreement with FEI, the consummation of which will constitute a Change of Control, and contingent upon Executive’s execution of the Release of Claims and compliance with Section 8, Executive shall be entitled to the following benefits:

3.1           As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, FEI shall pay Executive, in a single payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation, an amount in cash equal to two years of Executive’s annual base pay at the rate in effect immediately prior to the date of termination.

3.2           Pursuant to COBRA, a federal law, Executive is entitled to extend coverage under any group health plan in which Executive and Executive’s dependents are enrolled at the time of termination of employment.  FEI will pay Executive a lump sum payment in an amount equivalent to 1.33 times the reasonably estimated cost Executive may incur to extend for a period of 18 months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination.  Executive may use this payment for such COBRA continuation coverage or for any other purpose.

3.3           Executive shall be entitled to receive an amount equal to 100% of the Executive’s target benefit for the year in which Termination occurs under annual cash incentive plans in effect at the time of termination (less amounts previously paid).  The amount payable pursuant to Section 3.3 shall be paid on the same date that the Section 3.1 payment is payable.

3.4           For a period of two years following Termination of Executive’s Employment, FEI shall maintain in full force and effect, at its sole cost and expense, for Executive’s continued benefit, any life insurance policy insuring Executive’s life in effect immediately prior to termination, provided that Executive’s continued participation is possible under the general terms and provisions of such policy.  At Executive’s election or in the event that Executive’s  continued participation in such policy is barred, FEI shall make a lump sum payment to Executive equal to the total premiums that would have been paid by FEI for such two-year period.  The maximum amount that FEI shall be obligated to pay pursuant to this Section 3.4 in premiums and payments to Executive shall be $5,000.

3.5           All outstanding stock options held by Executive under all stock option and stock incentive plans of FEI shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.  All vesting requirements and repurchase rights of FEI under all outstanding restricted stock awards held by the Executive shall immediately terminate.

3.6           Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined in the next sentence) than from the payments pursuant to this Agreement (the “Specified Benefits”), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid.  The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being “parachute payments” as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision.  For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive upon a change in control of the Company (collectively, excluding the Specified Benefits, the “Change of Control Payments”).  To determine whether Executive’s after-tax benefit from the Capped Benefit would be greater than Executive’s after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises FEI in writing is applicable to Executive.

4.             Tax Withholding; Subsequent Employment.

4.1           All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

4.2           The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by FEI by reason of any compensation earned by Executive as the result of employment by another employer after termination.

5.             Other Agreements.  In the event that severance benefits are payable to Executive under any other agreement with FEI in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive.  Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements.  Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

6.             Definitions.

6.1           Termination of Executive’s Employment.  Termination of Executive’s Employment means that FEI has terminated Executive’s employment with FEI (including any subsidiary of FEI).  Termination of Executive’s Employment shall include termination by Executive, within 18 months of a Change of Control, by written notice to FEI referring to the applicable paragraph of Section 6.1, for “Good Reason” based on:

(A)         the assignment to Executive of a different title, job or responsibilities that results in a substantial decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive’s level of responsibility for FEI’s operations prior to the Change of Control;

(B)           a reduction by FEI or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;

(C)          a significant reduction by FEI or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control; or

(D)         FEI or the surviving company requires Executive to be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of FEI prior to the Change of Control.

6.2           Cause.   Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with FEI (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors, the Chief Executive Officer, or the President of FEI, which specifically identifies the manner in which the Board of Directors or FEI believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to FEI.  No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of FEI.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of FEI.

6.3           Change of Control.  A Change of Control shall mean that one of the following events has taken place:

(A)         The shareholders of FEI approve one of the following (“Approved Transactions”):

(i)            Any merger or statutory plan of exchange involving FEI (“Merger”) in which FEI is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving FEI in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

(ii)           Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FEI or the adoption of any plan or proposal for the liquidation or dissolution;

(B)          A tender or exchange offer, other than one made by FEI, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of FEI;

(C)          FEI receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person (other than Philips Business Electronics BV or any of its affiliates) of securities representing 20 percent or more of the voting power of outstanding securities of FEI, except that if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer; or

(D)          During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of any person becoming a new director during such period was approved by either (i) a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or (ii) a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period and are not a party to this Agreement or a similar Executive Severance Agreement with the Company.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of FEI.

6.4           Disability.  Termination of Executive’s Employment based on “Disability” shall mean termination without further compensation under this Agreement, due to Executive’s absence from Executive’s full-time duties with FEI for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by FEI following such absence Executive shall have returned to the full–time performance of Executive’s duties.

7.             Successors; Binding Agreement.

7.1           This Agreement shall be binding on and inure to the benefit of FEI and its Successors and assigns.

7.2           This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

8.             Resignation of Corporate Offices.  Executive will resign Executive’s office, if any, as a director, officer or trustee of FEI, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of FEI, effective as of the date of termination of employment.  Executive agrees to provide FEI such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

9.             Governing Law, Attorneys Fees.  This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.

10.           Amendment.  No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and FEI.

11.           Severability.  If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

FEI COMPANY

By:
	Title:	Executive

EXHIBIT A

RELEASE OF CLAIMS

1.             PARTIES.

The parties to Release of Claims (hereinafter “Release”) are                                                     and FEI Company, an Oregon corporation, as hereinafter defined.

1.1           EXECUTIVE.

For the purposes of this Release, “Executive” means                                                 , and his attorneys, heirs, executors, administrators, assigns, and spouse.

1.2           THE COMPANY.

For purposes of this Release the “Company” means FEI Company, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation’s officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2.             BACKGROUND AND PURPOSE.

Executive was employed by Company.  Executive’s employment is ending effective                       following a Change in Control as defined in Section 6.3 (“Change in Control”) of the Executive Severance Agreement (“Agreement”).  Pursuant to Section 3 of the Agreement, FEI is required to make certain payments and/or provide certain benefits to Employee as a result of termination of Executive’s employment.

The purpose of this Release is to settle, release and discharge all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, all claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims, whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, compensation, reemployment, or application for reemployment.

3.             RELEASE.

Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have against Company including, without limitation, all claims arising from or related to Executive’s employment with the Company, the termination of that employment, and all obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues.  Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, and the termination of Executive’s employment.  This release includes any and all claims, direct or indirect, under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Oregon wage and hour statutes, all as amended, any regulations under such authorities, the Employee Retirement Income Security Act, and any applicable contract, tort, or common law theories.

3.1           Reservations of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by the Company.

3.2           No Admission of Liability.

It is understood and agreed that the acts done and evidenced hereby and the Release granted in this Agreement is not an admission of liability on the part of Executive or Company.

4.             CONSIDERATION TO EXECUTIVE.

After receipt of this Release by Company fully endorsed by Executive, and following the expiration of the seven- (7) day revocation period described in Section 11 of this Release, without Executive’s revocation, Company shall pay:

a)  the lump sum of                          DOLLARS ($                         ) to Executive (less proper withholding) for severance and the reasonable estimate of COBRA continuation coverage as provided in Sections 3.1 and 3.2 of the Agreement;

b)  the amount of annual cash incentive based on the terms of Section 3.3 of the Agreement (less proper withholding); [and]

[c) the cash equivalent (less proper withholding) of the premium to maintain Executive’s life insurance plan for 18 months as provided in Section 3.4 of the Agreement.]

5.             NO DISPARAGEMENT.

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company.  The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company.  The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

6.             CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION.

Executive shall not make unauthorized use or disclosure of any of the Company’s confidential, proprietary or trade secret information, including, without limitation, its products, customers and suppliers.  Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any employment agreement between the Executive and Company.  Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.             OPPORTUNITY FOR ADVICE OF COUNSEL.

Executive acknowledges that Executive has been, and hereby is, advised to seek advice of counsel with respect to this Release.

8.             ENTIRE RELEASE.

Executive and Company acknowledge that no other party has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.             SEVERABILITY.

Every provision of this Release is intended to be severable.  In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the remaining terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.           ACKNOWLEDGMENTS.

Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

Executive acknowledges that, in the event of termination as part of a group layoff, the Company has provided the following information:  (a) the class or group of employees offered the opportunity to obtain severance benefits similar to those in the Release, (b) the eligibility factors required to obtain severance benefits similar to those in the Release, (c) the time limits required to obtain severance benefits similar to those in the Release, (d) the job titles and ages of employees eligible or selected for severance benefits similar to those in the Release, and (e) the ages of employees in the same classification either not eligible or not selected.

11.           REVOCATION.

As provided by the Older Workers Benefit Protection Act, Executive shall have up to forty-five (45) days to consider this Release.  For a period of seven (7) days from execution of this Release, Executive may revoke this Release by so indicating in a signed writing delivered to the Company during the seven- (7) day revocation period.  Upon receipt of Executive’s signed Release and the end of the revocation period without revocation by

Executive, payment by Company as described in paragraph 4 above will be promptly forwarded to Executive.

Dated:

[Name of Executive]

STATE OF OREGON  )

                                 ) ss.

County of                      )

Personally appeared the above named                                                      and acknowledged the foregoing instrument to be his or her voluntary act and deed.

Before me:
Notary Public for
My commission expires:

FEI COMPANY

By:	Dated:

Its:
On Behalf of “Company”